CONFIDENTIAL TREATMENT REQUESTED. Confidential portions of this document have been redacted and have been separately filed with the Commission.

Exhibit No. 10.19

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (the “Agreement”) is dated as of May 26, 2016 (the “Effective Date”) by and between Checkpoint Therapeutics, Inc, a Delaware corporation with its place of business at 2 Gansevoort Street, 9th Floor, New York, New York 10014 (“Checkpoint”), and TG Therapeutics, Inc, Inc., a Delaware corporation with its place of business at 2 Gansevoort Street, 9th Floor, New York, New York 10014 (“TGTX”). Checkpoint, on the one hand, and TGTX, on the other hand, shall each be referred to herein as a “Party” or, collectively, as the “Parties.”

RECITALS:

WHEREAS, Checkpoint is party to that certain license agreement (the “License Agreement”) dated the date hereof with Jubilant Biosys Limited (“Licensor”); and

WHEREAS, Jubilant is the owner of certain rights in Licensor Technology; and

WHEREAS, Jubilant has licensed rights to the Licensor Technology to Checkpoint; and

WHEREAS, Checkpoint is permitted under Section 2.1 of the License Agreement to grant sublicenses of the rights granted to it under the Licensor Technology; and

WHEREAS, TGTX is engaged in the research, development, manufacturing and commercialization of pharmaceutical products, and TGTX is interested in developing and commercializing products containing or comprising the Compounds; and

WHEREAS, TGTX desires to sublicense from Checkpoint, and Checkpoint wishes to sublicense to TGTX, on an exclusive basis, the right to use Licensor Technology to Develop and Commercialize products containing the Compounds in the Territory and for a defined field of use.

NOW, THEREFORE, in consideration of the foregoing and of the various promises and undertakings set forth herein, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1           “Abandoned Patent” is defined in Section 6.1(b).

1.2           “Abandoned Terminated Country” is defined in Section 6.1(b).

1.3           “Abandonment” or “Abandon” is defined in Section 6.1(b).

1.4           “Affiliate” means a Person or entity that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.4, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of at least 50% of the voting stock of such entity, or by contract or otherwise.

1.5            “BLA” means a Biologics License Application under the United States’ Public Health Services Act and Federal Food, Drug and Cosmetics Act, each as amended, and the regulations promulgated thereunder, or a comparable filing seeking Regulatory Approval in any country.

1.6           “Business Day” means any day other than Saturday, Sunday, or a day that is a federal legal holiday in the U.S.

1.7           “Calendar Quarter” means each three -month period commencing January 1, April 1, July 1 or October 1, provided however that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the termination or expiration of this Agreement.

1.8           “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year, provided however that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same calendar year as the Effective Date, and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.9           “cGCP” means current Good Clinical Practices (a) as promulgated under 21 C.F.R. Parts 11, 50, 54, 56, 312 and 314, as the same may be amended or re-enacted from time to time and (b) required by law in countries other than the United States where clinical studies are conducted.

1.10         “cGLP” means current Good Laboratory Practices (a) as promulgated under 21 C.F.R. Part 58, as the same may be amended or re-enacted from time to time and (b) as required by law in countries other than the United States where non-clinical laboratory studies are conducted.

1.11         “cGMP” means current Good Manufacturing Practices (a) as promulgated under 21 C.F.R. Parts 210 and 211, as the same may be amended or re-enacted from time to time and (b) as required by law in countries other than the United States where pharmaceutical product Manufacturing is conducted.

1.12         “Clinical Trial” means any Phase 1 Trial, Phase 2 Trial, Phase 3 Trial, or Post-Marketing Study, as applicable.

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1.13         “Combination Product” means (a) a product containing a Licensed Product together with one or more other active ingredients that have independent biologic or chemical activity when present alone that are sold as a single unit, or (b) a Licensed Product together with one or more products, devices, pieces of equipment or components thereof, that are sold as a single package at a single price.

1.14         “Commercialization” or “Commercialize” means (a) any and all activities undertaken at any time for a particular Licensed Product and that relate to the manufacturing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Licensed Product, (b) seeking Pricing Approvals and Reimbursement Approvals for such Licensed Product, (c) Post-Marketing Studies and (d) interacting with Regulatory Authorities regarding the foregoing (a) through (c).

1.15         “Commercially Reasonable Efforts” means the carrying out of obligations or tasks in a manner consistent with the efforts a Party (which in no event shall be less than the level of efforts and resources standard in the pharmaceutical industry for a company similar in size and scope to such Party) consistent with its normal business practices devotes to research, development or marketing of a pharmaceutical product or products of similar market potential, profit potential resulting from its own research efforts or for its own benefit, taking into account technical, regulatory and intellectual property factors, target product profiles, product labeling, past performance, costs, economic return, the regulatory environment and competitive market conditions in the therapeutic or market niche. Sublicensees shall be measured to the standard of Commercially Reasonable Efforts of the Party from whom they directly or indirectly licensed.

1.16         “Competing Product” means BRD4 inhibitors.

1.17         “Compound” means (i) the compounds set forth on Schedule 1 attached hereto and (ii) any all compounds structurally related to such compounds that are Covered by Licensor Patents set forth in Schedule 2 hereto.

1.18         “Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party or one of its Affiliates owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.19         “Covered” means that the use, manufacture, sale, offer for sale, development, commercialization or importation of the subject matter in question by an unlicensed entity would infringe a Valid Claim of a Patent Right; provided that infringement of any Valid Claim of a pending patent application shall be determined as if such Valid Claim were issued or granted.

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1.20         “Development” or “Develop” means, with respect to a Licensed Product, (a) all non-clinical and clinical drug development activities that are undertaken after the Effective Date up to and including the date of obtaining Regulatory Approval of such Licensed Product including (i) the conduct of Clinical Trials, toxicology and pharmacology testing, test method development and stability testing, process development (“Process Development”) (including the Manufacture of validation and engineering batches), formulation development, delivery system development, quality assurance and quality control development, analytical method development, human clinical studies and regulatory affairs activities and statistical analysis and report writing; (ii) the preparation of Clinical Trial design and operations; and (iii) preparing and filing Drug Approval Applications, (b) all activities related to the optimization of a commercial-grade Manufacturing process for the Manufacture of Licensed Product including, test method development and stability testing, formulation, validation, productivity, trouble shooting and next generation formulation, process development, Manufacturing scale-up, development-stage Manufacturing, and quality assurance/quality control development and (c) any and all other activities that may be necessary or useful to obtain Regulatory Approval. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning.

1.21         “Development Inventions” shall mean any inventions, improvements and Know-how (i) developed, generated, discovered, conceived or reduced to practice in whole or part by TGTX or its Affiliates, whether or not patentable, during the performance of the Development, relating to the development, use or manufacture of a (x) Compound or (y) Licensed Product, but only such distinct unit of such Licensed Product that contains no active ingredients other than Compounds, and (ii) solely owned by TGTX or its Affiliates. Development Inventions excludes Research Inventions.

1.22         “Development Milestones” means Milestones 1 through 5 in the table listing the Milestones in Section 5.2.

1.23         “Development Patents” means all Patent Rights Controlled by TGTX or its Affiliates Covering Development Inventions.

1.24         “Development Plan” means, with respect to a Compound and/or any Licensed Product, a high level non-binding written plan for, the Development activities anticipated to be conducted by TGTX or its Affiliates for such Compound and/or Licensed Product, as such written plan may be amended, modified or updated in accordance with Section 3.2. Topics that may be covered in the plan include (a) the Clinical Trials that are expected to be conducted, and the expected timeline for conducting such Clinical Trials; (b) the expected Drug Approval Applications to be required and prepared, and the expected timetable for making such Drug Approval Applications; (c) the proposed timelines for Manufacturing, Manufacturing scale-up, formulation, filling and/or shipping of the Product, and in each case the budgeted funding for such development activities.

1.25         “Development Program” means the Development activities to be conducted by TGTX during the Term with respect to the Compounds.

1.26         “Development Report” means with respect to a period, a report that summarizes: (a) significant Development activities conducted during such period and results obtained with respect to Compounds and Licensed Products (including the status of and plans for all Clinical Trials), (b) Significant Development Events applicable to the Compounds and/or Licensed Products, (c) a summary of all Development Inventions conceived or reduced to practice by TGTX over such period, and (d) an estimate of the expected timing of any Development Milestones with respect to the Licensed Products.

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1.27         “Drug Approval Application” means, with respect to a Licensed Product in the Territory, an application for Regulatory Approval for such product in a country in the Territory. For purposes of clarity, Drug Approval Application shall include, without limitation, (a) an NDA or BLA (for U.S.) or MAA (for Europe); (b) a counterpart of an NDA, BLA or MAA in any country or region in the Territory; and (c) all supplements (including supplemental applications such as sNDAs) and amendments to the foregoing.

1.28         “EMA” means the European Medicines Agency or any successor agency.

1.29         “Expert” is defined in Section 11.2.

1.30         “European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.31         “EU” means the member states of the European Union as of the Effective Date, as it is constituted on the Effective Date and as it may be expanded from time to time after the Effective Date.

1.32         “FDA” means the United States Food and Drug Administration, or a successor federal agency thereto.

1.33         “FD&C Act” means that federal statute entitled the Federal Food, Drug, and Cosmetic Act and enacted in 1938 as Public Law 75-717, as such may have been amended, and which is contained in Title 21 of the C.F.R. Section 301 et seq.

1.34         “Field” means all prophylactic, palliative, therapeutic or diangnostic uses in humans or animals for the prevention, diagnosis and treatment of hematological malignancies, including, without limitation, all Leukemia’s, Lymphoma’s, Multipe Myeloma and Waldenstrom’s Macroglobulinemia.

1.35         “First Commercial Sale” means, with respect to a Licensed Product in any country, the first commercial sale, transfer or disposition of such Licensed Product in the Field in such country to a Third Party by TGTX, an Affiliate of TGTX and/or a Sublicensee, and shall include and mean to occur where the first commercial sale, transfer or disposition of any Licensed Product in that country takes place after Regulatory Approval therefor has been obtained in such country.

1.36         “GAAP” means United States generally accepted accounting principles.

1.37         “Generic Product” refers to any pharmaceutical product that is introduced in the applicable country by an entity other than TGTX or its Affiliates or Sublicensees, which contains the same or equivalent (by FDA or other Regulatory Authority standards, on a country-by-country basis) active pharmaceutical ingredient(s) as contained in a Licensed Product sold by TGTX or its Affiliate or Sublicensee in such country, including any such pharmaceutical product that is AB-rated or determined to be bioequivalent to a Licensed Product by the FDA or is otherwise substitutable for a Licensed Product or is similarly rated by other Regulatory Authorities outside the United States, on a country-by-country basis. For the avoidance of doubt, a Generic Product will not necessarily infringe a Licensor Patent.

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1.38         “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.39         “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.40         “Know-How” means any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including, without limitation, discoveries, inventions, trade secrets, databases, practices, protocols, regulatory filings, methods, processes, techniques, software, works of authorship, plans, concepts, ideas, biological and other materials, reagents, specifications, formulations, formulae, data (including, but not limited to, pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, the FDA or other Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or pending patent application. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, moral, trade secret, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.41         “IND” shall mean any Investigational New Drug Application (including any amendments thereto) filed with the FDA pursuant to 21 C.F.R. §321 before the commencement of clinical trials of a Licensed Product, or any comparable filings with any Regulatory Authority in any other jurisdiction.

1.42         “Launch” means the First Commercial Sale of a Licensed Product by TGTX.

1.43         “Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

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1.44         “Licensed Product” means any product, that contains or comprises, in part or in whole, a Compound (alone or with one or more other active ingredients), in any dosage form, formulation, presentation or package configuration.

1.45         “Licensor Know-How” means any and all Know-How that (a) is Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time thereafter during the Term and (b) pertains to the Manufacture, use or sale of Licensed Products, including Research Inventions (other than Research Patents).

1.46         “Licensor Patents” means all Patent Rights (i) that are Controlled by Licensor or any of its Affiliates as of the effective date of the License Agreement that Cover the Compound or a Licensed Product, or their Manufacture, sale or use, including the patent applications listed on Schedule 2 attached hereto, (ii) consisting of Research Patents, and (iii) any Patent Rights arising from the patents and patent applications described in the foregoing subclauses (i) and (ii).

1.47         “Licensor Technology” means the Licensor Patents and the Licensor Know-How.

1.48         “Major Countries” means Japan, the United States, England, Germany and France.

1.49         “Manufacture” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.50         “Market” means to promote, advertise, distribute, market, offer to sell and/or sell for purposes of a commercial sale, and “Marketing” and “Marketed” have a corresponding meaning.

1.51         “Marketing Plan” is defined in Section 3.7.

1.52         “Milestone” is defined in Section 5.2.

1.53         “Milestone Payment” is defined in Section 5.2.

1.54          “NDA” means a New Drug Application filed with the FDA pursuant to 21 C.F.R. §200, as such regulations may be amended from time to time, for approval by such agency for the sale of Licensed Products in the U.S., and all supplements filed pursuant to the requirements of the FDA (including all documents, data and other information concerning a Licensed Product that are necessary for, or included in, FDA approval to market a Licensed Product).

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1.55         “Net Sales” means the gross amount invoiced or otherwise charged by TGTX, its Affiliates and Sublicensees (“Selling Party”) to Third Parties for sales of a Licensed Product, less:

(a)	Normal and customary trade, quantity, cash and discounts and credits allowed and taken;

(b)	Discounts, refunds, rebates, chargebacks, retroactive price adjustments and any other allowances given and taken which effectively reduce the net selling price, including, without limitation, Medicaid rebates, institutional rebates or volume discounts;

(c)	Product returns and allowances granted to such Third Party;

(d)	Normal and customary administrative fees paid to group purchasing organizations (e.g., Medicare) and government-mandated rebates;

(e)	Shipping, handling, freight, postage, insurance and transportation charges, but all only to the extent included as a separate line item in the gross amount invoiced;

(f)	Any tax, tariff or duties properly imposed on the production, sale, delivery or use of the Licensed Product, including, without limitation, sales, use, excise or value added taxes and customs and duties;

(g)	Allowances for reasonable and verifiable distribution expenses; and

(h)	Bad debt actually written off during the accounting period, as reported by the Selling Party in accordance with GAAP, applied on a consistent basis.

Licensed Products are considered “sold” when billed out or invoiced or, in the event such Licensed Products are not billed out or invoiced, when the consideration for sale of the Products is received. If a sale, transfer or other disposition with respect to Licensed Products involves consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be calculated from the average selling price for such Licensed Product during the Calendar Quarter in the country where such sale, transfer or disposition took place. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to: (i) Licensed Products used by TGTX, its Affiliates or Sublicensees for their internal use (without receipt of value in excess of the cost of goods), (ii) the distribution of promotional samples of Licensed Products provided free of charge, (iii) Licensed Products provided free of charge or at a price not to exceed the cost of goods by TGTX for Clinical Trials or research, development or evaluation purposes, or (iv) sales of Licensed Products among TGTX and its Sublicensees and their respective Affiliates for resale (provided such Affiliate or Sublicensee is not the end user).

Net Sales of any Licensed Product that is part of a Combination Product shall be determined on a country-by-country basis as follows: the Net Sales of the Combination Product (prior to application of the following adjustment) shall be multiplied by the fraction A/(A+B), where A is the net selling price in such country of a Licensed Product without the additional active ingredient in the Combination Product, if sold separately for the same dosage as contained in the Combination Product, and B is the net selling price in such country of any other active ingredients in the combination if sold separately for the same dosage (or form) as contained in the Combination Product. All net selling prices of the elements of such Combination Product shall be calculated as the average net selling price of the said elements during the applicable accounting period for which the Net Sales are being calculated. In the event that, in any country, no separate sale of either such above-designated Licensed Product (containing only such Licensed Product and no other active ingredients) or any one or more of the active ingredients included in such Combination Product are made during the accounting period in which the sale was made or if the net selling price for an active ingredient cannot be determined for an accounting period, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the sales price of the Combination Product by a mutually agreed percentage based on the relative contribution of the Licensed Product and the other additional active ingredients.

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Notwithstanding anything to the contrary, in the case of discounts on “bundles” of separate products or services which include Licensed Products (such “bundles” including but not limited to (w) situations where the Licensed Product is sold at a discount to induce the sale of other related or unrelated products, (x) contingent arrangements involving drugs that share the same NDC (whether the same or different package sizes), drugs with different NDCs, (y) circumstances in which a discount is conditioned on the achievement of some other performance requirement for the Licensed Product (e.g. achievement of market share or placement on a formulary tier), or (z) otherwise where the resulting price concessions or discounts are greater than those which would have been available had the bundled products been purchased separately or outside the bundled arrangement), TGTX may calculate Net Sales and royalties due hereunder by applying a discount to the price of a Licensed Product equal to the average percentage discount of all products of TGTX, its Affiliate(s), or Sublicensee(s) in a particular “bundle”, calculated as follows:

Average percentage

discount on a                   =            [1 - (X/Y)] x 100

particular “bundle”

where X equals the total discounted price of a particular “bundle” of products, and Y equals the sum of the undiscounted bona fide list prices of each unit of every product in such “bundle”. If a Licensed Product in a “bundle” is not sold separately, and no bona fide list price exists for such Licensed Product, TGTX and Checkpoint shall, for purposes of calculating Net Sales and royalties due hereunder, negotiate in good faith a reasonable imputed list price for such Licensed Product and Net Sales with respect thereto shall be based on such imputed list price..

Undefined terms in the definition of Net Sales shall be construed in accordance with GAAP but only to the extent consistent with the express terms of the definition of Net Sales.

1.56         “Paragraph IV Certification” means a certification pursuant to the Drug Price Competition and Patent Term Restoration Act of 1984 (Public Law 98-417), as amended, which shall include but not be limited to any such certification pursuant to 21 U.S.C. §355(b)(2)(A)(iv) or 21 U.S.C. §355(j)(2)(A)(vii)(IV), or any reasonably similar or equivalent certification or notice in the United States or any jurisdiction outside the United States, included in (or made with respect to or in connection with) a Regulatory Filing concerning a Licensed Product and challenging the validity, infringement, or enforceability of any Licensor Patent.

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1.57         “Patent Prosecution” means, with respect to any Patent Right (a) preparing, filing and prosecuting applications (of all types), (b) paying filing, issuance and maintenance fees, (c) managing and conducting any interference, opposition, invalidation, re-issue, reexamination, renovations, nullification, post-grant review, inter partes review, derivation proceeding, cancellation proceeding or other similar administrative proceeding or administrative appeal thereof and (d) subject to Sections 6.3(d) and 6.4(f), settling any interference, opposition, revocation, nullification or cancellation proceeding. A Party responsible for Patent Prosecution shall be responsible for all of its fees and expenses incurred in connection therewith (including, without limitation, attorneys’ fees).

1.58         “Patent Right” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination, extension or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.59         “Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.60         “Phase I Trial” means a clinical trial of a Licensed Product in human patients conducted primarily for the purpose of determining the safety, tolerability and preliminary activity of the Licensed Product, including, without limitation, for determining the maximum tolerated dose, or optimal dose. For purposes of this Agreement, a Phase I trial shall specifically exclude a study in healthy volunteers.

1.61         “Phase II Trial” means a clinical trial of a Licensed Product in human patients commenced after identifying the maximum tolerated dose, or a lower dose if it is determined to be the optimal dose by TGTX, conducted primarily for the purpose of obtaining sufficient information about the Licensed Product’s safety and efficacy to permit the design of a Phase III Trial.

1.62         “Phase III Trial” means a clinical trial of a Licensed Product in human patients, which trial is designed (a) to establish that the Licensed Product is safe and efficacious for its intended use; (b) to define warnings, precautions and adverse reactions that are associated with the Licensed Product in the dosage range to be prescribed; (c) to be, either by itself or together with one or more other clinical trials having a comparable design and size, the pivotal human clinical trial in support of an application for Regulatory Approval or label expansion of the Licensed Product, and (d) consistent with 21 CFR § 312.21(c) (as hereafter modified or amended), or with respect to a jurisdiction other than the United States, a similar clinical study.

1.63         “Phase IV Clinical Trial” or “Post-Marketing Study” means a post-marketing human clinical trial for a Licensed Product commenced after receipt of a Regulatory Approval in the country for which such trial is being conducted and that is conducted within the parameters of the Regulatory Approval for the Product. Phase IV Clinical Trials may include, without limitation, epidemiological studies, modeling and pharmacoeconomic studies, investigator-sponsored clinical trials of Product and post-marketing surveillance studies.

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1.64         “Pivotal Clinical Trial” means (a) a Phase III Trial or, (b) a Phase II Trial to the extent: (i) in the United States, the protocol for that Phase II Trial shall have been reviewed by the FDA under its current Special Protocol Assessment Guidelines (or equivalent guidelines issued in the future), and any comments from the FDA on that protocol are incorporated in the final protocol for that Phase II Trial or are resolved to the FDA’s satisfaction as evidenced by further written communications from the FDA; or (ii) a process with a comparable result – acceptance of a Phase II Trial protocol as “potentially pivotal” – has occurred with the EMA or other Regulatory Authorities in the EU; or (iii) based on the results of that Phase II Trial, either the FDA or the EMA has determined that the Phase II Trial can be considered as a pivotal clinical trial for purposes of obtaining Regulatory Approval.

1.65         “Pricing Approval” means any approval or authorization of any Governmental Body or Regulatory Authority establishing prices for a Licensed Product in a jurisdiction in the Territory.

1.66         “Product Trademarks” means the Trademark(s) to be used in connection with the Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties or their Affiliates).

1.67         “Proprietary Materials” means any tangible chemical, biological or physical materials that are conceived or reduced to practice by TGTX in the conduct of the Development Program and/or in connection with the Commercialization of Licensed Products.

1.68         “Regulatory Authority” means (a) the FDA, (b) the EMA or the European Commission, or (c) any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products in any other jurisdiction anywhere in the world.

1.69         “Regulatory Approval” means the license or marketing approval necessary as a prerequisite for Marketing a product in a country in the Territory. For the avoidance of doubt, Regulatory Approval outside of the United States shall include any Pricing Approval or marketing approval needed prior to the sale of a Licensed Product in the Field.

1.70         “Regulatory Filing” shall mean any filing or application with any Regulatory Authority, including INDs, NDAs and BLAs and their foreign equivalents with respect to a Licensed Product.

1.71         “Reimbursement Approval” means any approval or authorization of any Regulatory Authority or Governmental Body for establishing a health insurance or drug reimbursement scheme for a Licensed Product in a jurisdiction in the Territory.

1.72          “Research Inventions” shall mean any inventions, discoveries, improvements, processes, techniques, Know-How, information and data developed, generated, discovered, conceived or reduced to practice during the performance of the Work Plan (as defined in Section 4.1) and relating to the Compounds, whether or not patentable.

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1.73         “Research Patents” means all Patent Rights Covering Research Inventions.

1.74         “Response” shall have the meaning set forth in Section 11.1.

1.75         “Royalty Term” means, and determined on a Licensed Product-by-Licensed Product and country-by-country basis, the period commencing from the First Commercial Sale of a given Licensed Product in such country and ending on the expiry of the last-to-expire Licensor Patent containing a Valid Claim Covering such Licensed Product in such country.

1.76         “Significant Development Event” means any of the following material Development events, a summary of which shall be included in any Development Report: (a) any material interaction and/or written correspondence between TGTX or its Sublicensees and any Regulatory Authority with respect to a Compound or a Licensed Product; (b) any material event with respect to any Clinical Trial involving the Compound and/or a Licensed Product, including any such event that is ongoing as of the date of the applicable Development Report, or is reasonably expected to occur or be initiated within twelve (12) months of the date of the applicable Development Report; and (c) any material result obtained in the conduct of any Clinical Trial involving a Compound and/or a Licensed Product during the period covered by the Development Report. For purposes of this definition, “material” shall be defined as any event and/or result which have had or may have a significant impact on the activities and timelines defined in the Development Plan of a Licensed Product.

1.77         “sNDA” means a supplemental New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder.

1.78         “Sublicense” means an agreement under which Licensee grants a sublicense under the license set forth in Section 2.1.

1.79         “Sublicensee” means a Third Party or Affiliate to which TGTX has, pursuant to Section 2.2, granted sublicense rights under any of the license rights granted under Section 2.1.

1.80         “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.81         “Technical Dispute” shall have the meaning set forth in Section 11.2.

1.82         “Terminated Country(ies)” is defined in Section 10.9.

1.83         “Territory” means worldwide.

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1.84         “Third Party” means any Person other than Licensor, Checkpoint, TGTX or their Affiliates.

1.85         “Third Party Action” means any claim or action made by a Third Party against a Party that claims that a Licensed Product’s use, Development, manufacture or sale by TGTX or its Sublicensees infringes such Third Party’s intellectual property rights in the Territory.

1.86         “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, service mark, trade name, logo, design mark or domain name, whether or not registered.

1.87         “United States” or “U.S.” means the United States of America and its territories and possessions.

1.88         “Valid Claim” means a claim of any pending Patent Right (including patent applications) or any issued, unexpired United States or granted foreign patent that has not been dedicated to the public, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction from which no further appeal can be taken, and that has not been explicitly disclaimed, or admitted in writing to be invalid or unenforceable or of a scope not covering a particular product or service through reissue, disclaimer or otherwise, provided that if a particular claim has not issued within eight (8) years of its initial filing, it shall not be considered a Valid Claim for purposes of this Agreement unless and until such claim is included in an issued or granted Patent, notwithstanding the foregoing definition.

ARTICLE II
LICENSES AND OTHER RIGHTS

2.1           Grant of License to TGTX. Checkpoint, on behalf of itself and its Affiliates, hereby grants to TGTX and its Affiliates, and TGTX and its Affiliates hereby accept, an exclusive (even as to Checkpoint), royalty-bearing right and license (with the right to grant sublicenses in accordance with the provisions of Section 2.2) under the Licensor Technology to research, Develop, have Developed, Manufacture, have Manufactured, use, import, Commercialize and have Commercialized the Compound and Licensed Products in and for the Field and Territory.

2.2           Grant of Sublicenses by TGTX. The rights and licenses granted in Section 2.1 includes the right to grant sublicenses through multiple tiers of Sublicensees directly or through Sublicensees, provided: (i) TGTX shall enter into a Sublicense with each of its Sublicensees that contains terms and conditions that are consistent in all material respects with the terms and conditions of this Agreement and that provide that upon termination of this Agreement with respect to a country covered by such Sublicense, Checkpoint and Licnesor are third party beneficiaries of such Sublicense; (ii) each Sublicensee agrees in writing with TGTX to maintain accurate and complete books and records and permit Checkpoint and Licensor to review such books and records (including through the audit provisions of this Agreement); and (iii) such Sublicense agreement permits TGTX or a Sublicensee to assign to Checkpoint (or Licensor, as required) such Sublicense agreement. Notwithstanding the foregoing sentence, it is not required that a Sublicense include provisions for the Sublicensee to pay Royalties or make milestone payments directly to Checkpoint or to provide royalty reports directly to Checkpoint. TGTX shall be and remain fully responsible for the compliance by Sublicensees with the terms and conditions of this Agreement applicable to such Sublicensees. TGTX shall not be relieved of its obligations pursuant to this Agreement as a result of such Sublicense, except to the extent such obligations are satisfactorily performed by any such sublicensee. With respect to each Sublicense (and any amendments thereto), TGTX shall forward to Checkpoint (x) a copy of any Sublicense and any amendments thereto, and (y) a certificate in writing that the Sublicense (and any amendments thereto) are in compliance with the terms of this Agreement and the License Agreement, within twenty (20) days following the full execution thereof, provided that TGTX shall have the right to remove from such copy any confidential information therein.

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2.3           Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Checkpoint to TGTX are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that TGTX, as a sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

2.4           Technology Transfer. As soon as reasonably practicable after the Effective Date, but in no event later than thirty (30) days following the Effective Date, Checkpoint will provide to TGTX a copy of all Licensor Know-How (including but not limited to any preclinical data, clinical data, assays and associated materials, protocols, and procedures pertaining to Licensor’s Development of the Licensed Products as of the Effective Date). All such transfers will be done in a reasonably secure manner using either encrypted media or encrypted transfer technology, or, if paper utilizing secure courier or tracked delivery processes. If, during the term of this Agreement Checkpoint possesses Licensor Know-How not previously provided to TGTX, it shall, within thirty (30) days after it comes into possession of such Licensor Know-How, provide copies of such Know-How to TGTX.

2.5           Non-Compete. On a country-by-country basis during the Royalty Term for each country (and with respect to an Abandoned Terminated Country, the Royalty Term for the United States), TGTX, its Affiliates and its Sublicensees shall not directly or indirectly engage in the research, development, Manufacture or commercialization of a Competing Product in such country. On a country-by-country basis during the Royalty Term for each country, Checkpoint, its Affiliates shall not directly or indirectly engage in the research, development, Manufacture or commercialization of a Competing Product in such country. This Section 2.5 shall not apply to Competing Products or prospective Competing Products acquired after the Effective Date by either Party or its Affiliates through acquisition of or merger with a Third Party or by purchase of substantially all of the assets of a Third Party.

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ARTICLE III
DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

3.1           Objective of Development Program and Diligence by Checkpoint.

(a)          Pursuant to the Development Program, TGTX, itself or through or with its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to Develop and to Commercialize at least one Licensed Product in and for the Field in each of the Major Countries and use Commercially Reasonable Efforts to Develop and to Commercialize at least one  Licensed Product in and for the Field in at least one country that is not a Major Country. In addition, TGTX shall use Commercially Reasonable Efforts to Develop and to Commercialize the Licensed Products in and for the Field in the rest of the Territory; provided, however, for the sake of clarity, TGTX will not be in breach or violation of its requirement to use such Commercially Reasonable Efforts in a country (other than such Major Countries and such other one country that is not a Major Country), if the Development and/or Commercialization in such country is not economically prudent or feasible as reasonably determined by TGTX in its sole discretion.

(b)          TGTX and/or its Affiliates and Sublicensees shall perform Development of the Licensed Product in good scientific manner and in compliance in all material respects with all applicable Laws and with cGLPs, cGMPs and cGCPs (or, if and as appropriate under the circumstances, International Conference on Harmonization (“ICH”) guidance (or other comparable regulation and guidance of any Regulatory Authority in the Territory).

3.2           Development Plan and Report. Within ninety (90) days of the Effective Date, TGTX shall provide Checkpoint a Development Plan. Within twenty (20) days of the end of each Calendar Year, TGTX shall prepare and provide to Checkpoint an updated Development Plan detailing any amendments, modifications and/or updates to any existing Development Plan along with a Development Report. For the avoidance of doubt, Development Plans are nonbinding and TGTX shall not be in breach of this Agreement if it does not Develop the Compound or Licensed Products in accordance with any Development Plan. Upon Regulatory Approval of a Licensed Product for a particular Major Country, TGTX’s obligations under this Section 3.2 shall terminate for that country.

3.3           Authority. As between TGTX and Checkpoint, TGTX shall have the exclusive right, and sole decision-making authority, to Develop, manufacture and Commercialize any Licensed Products in and for the Field (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees).

3.4           Costs and Expenses. As between Checkpoint and TGTX, (a) TGTX shall be solely responsible for all costs and expenses related to clinical Development, Manufacture and Commercialization of the Licensed Products, including without limitation costs and expenses associated with all clinical trials, drug supply and regulatory filings and proceedings relating to Licensed Products in the Field, (b) the costs of all IND enabling work, including without limitation, all pre-clinical toxicology, pharmacology, CMC, and other work required for the filing of an IND shall be Shared Development Expenses; however, Shared Development Expenses shall include only external costs incurred and each Party shall be responsible for its own internal costs (personnel, overhead, etc.) incurred in connection with an IND filing, (c) each Party shall pay the costs of filing their own IND, and (d) all CMC and formulation development costs shall be Shared Development Expenses. Shared Development Expenses shall be borne 50% by Checkpoint and 50% by TGTX.

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3.5           Regulatory. TGTX and Sublicensees shall be responsible for, and shall control all filings and interactions with Regulatory Authorities with respect to the Licensed Products in and for the Field, and TGTX and its Sublicensees shall control and coordinate all clinical and regulatory strategy for the Licensed Products in and for the Field.

3.6           Manufacturing. During the Term, TGTX and its Sublicensees shall have the sole obligation and responsibility, and at their sole cost and expense, for all aspects of Manufacturing, including without limitation, testing packaging and labeling the Licensed Products in and for the Field, and any costs associated with storage, release and Third Party logistics. TGTX and Sublicensees may engage contract Manufacturers to Manufacture (including labeling, packaging and testing) the Product. As a part of such responsibilities, TGTX covenants and agrees to use Commercially Reasonable Efforts to obtain the right under any agreement with a Third Party providing for the Manufacture or distribution of the Product to assign such agreement to Checkpoint, or at Checkpoint’s election, to Licensor or any Affiliate of Licensor, upon termination of this Agreement in the circumstance where the provisions of Section 10.7 are applicable. TGTX shall or shall cause all Manufacturing to be done in accordance with cGMP and applicable Law.

3.7           Marketing. Following receipt of Marketing Approval for a Licensed Product in a jurisdiction in the Territory in and for the Field and during the remainder of the Term:

(a)          TGTX shall be solely responsible to Market the Licensed Product in and for the Field in the Territory using Commercially Reasonable Efforts. As used in this Section, “TGTX” includes its Affiliates and Sublicensees.

(b)          At least once per calendar year following the first Regulatory Approval of a Licensed Product in a jurisdiction, TGTX shall provide to licensor a high level written status report summarizing the material Marketing activities conducted by TGTX and its Affiliates (but not its Sublicensees) pertaining to the Licensed Product in and for the Field.

ARTICLE IV
LICENSOR RESEARCH

4.1           Overview. As part of the License Agreement, Licensor and Checkpoint entered into a research project (the “Research Project”) described in Schedule 4 hereto (the “Work Plan”), whereby the Licensor agreed to use Commercially Reasonable Efforts to conduct and complete the Research Project in accordance with the timeline set forth in the Work Plan. Upon completion of all of the tasks set forth in the Work Plan, Licensor shall deliver to Checkpoint, and Checkpoint shall deliver to TGTX, the deliverables set forth in the Work Plan. All Licensor Know-How generated in connection with such Research Project shall be delivered to TGTX within thirty (30) days following its receipt from the Licensor and shall deemed Licensor Know-How sublicensed to TGTX hereunder.

4.2           Payment. Fees and expenses incurred by Checkpoint for Licensor’s performance of the Research Project, which are outlined in the Work Plan, shall be Shared Development Expenses and borne 50% by Checkpoint and 50% by TGTX.

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4.3           Status. Checkpoint shall promptly provide to TGTX all Licensor written reports received by Checkpoint regarding the deliverables provided in the Work Plan and use reasonable efforts to keep TGTX updated on the status of the work and deliverables.

4.4           Research Inventions. Notwithstanding anything to the contrary contained in the Work Plan, Licensor shall own all right, title and interest in and to the Research Inventions, including, without limitation, all Research Patents and all other intellectual property rights appurtenant to the Research Inventions. Research Patents shall be Licensor Patents and come within the ambit of the license of Section 4.1.

ARTICLE V
Financial Provisions

5.1           License Fee. TGTX shall pay to Checkpoint a non-refundable, non-creditable license fee of one million U.S. dollars ($1,000,000) within thirty (30) days of the Effective Date. As of the Effective Date, there are no pending performance obligations on Checkpoint to receive the license fee.

5.2           Milestone Payments. TGTX shall, with respect to the first Licensed Product to achieve a milestone event below (a “Milestone”), pay to Checkpoint the respective non-refundable and non-creditable milestone payment (“Milestone Payment”) under the column “First Achievement Milestone Payment” within twenty (20) days following TGTX’s receipt of actual knowledge of such achievement. In the event a Milestone (other than the first Milestone listed below) is achieved by a Second Licensed Product (as defined below), TGTX shall pay to Checkpoint the respective milestone payment under the column “Second Product Milestone Payment” within twenty (20) days following TGTX’s receipt of actual knowledge of such achievement. For avoidance of doubt, each Milestone Payment in the table below shall only be paid once under this Agreement, regardless of the number of times such Milestone may be achieved. “Second Licensed Product” means, with respect to a Milestone, a Licensed Product containing a Compound that was not contained in the Licensed Product that first achieved such Milestone. For clarity, with respect to each Milestone, a Second Product Milestone cannot be triggered by a Licensed Product containing the same Compound that achieved the respective First Achievement Milestone, even if for a different indication. By way of further clarification, with respect to a Licensed Product contained in a Combination Product, the Net Sales that trigger the Milestone Payment will be that portion of Net Sales attributable to the Licensed Product as provided in the definition of “Net Sales”. Notwithstanding the table below, upon achievement of a Development Milestone, payments for such Development milestone and all prior Development Milestones shall be due and payable to the extent not already paid.

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Milestone Event	First Achievement Milestone Payment	Second Product Milestone Payment
1. *.	$*	N/A
2. *.	$*	$*
3. *	$* (subject to the below)	$*
4. *	$*	$*
5.	$*	$*
6. *	$*	$*
7. *	$*	$*
8. *	$*	$*
9. *	$*	$*
10. *.	$*	$*
11. *.	$*	$*
12. *.	$*	$*

Within twenty (20) days of achieving a Milestone, TGTX shall provide written notice to Checkpoint of such achievement. If at any time Checkpoint disputes whether a Development Milestone has been achieved, the matter shall be referred for resolution in accordance with Section 11.2 as a Technical Dispute.

In the event that TGTX achieves Milestone 3 set forth above, and Checkpoint, in its discretion, determines that, as a result, it can proceed immediately to * with respect to Checkpoint’s Development outside of the Field, or if both parties co-sponsor * meeting Milestone 3 set foth above, then TGTX’s First Achievement Milestone Payment in Milestone 3 shall be reduced in half to $*.

5.3           Royalty Payments for Licensed Product.

(a)          In addition to those payments due to Checkpoint under 5.1 and 5.2 above, TGTX shall pay to Checkpoint a royalty at a rate of * percent (*%) on the Calendar Year, worldwide aggregate Net Sales of all Licensed Products during the Licensed Product-by-Licensed Product and country-by-country Royalty Terms by TGTX and its Affiliates and Sublicensees (but excluding Net Sales of a given Licensed Product in a given country after its applicable Royalty Term).

(b)          On a Licensed Product-by-Licensed Product and country-by-country basis upon expiration of the Royalty Term, for a Licensed Product in a country, the rights, licenses and sublicenses granted to TGTX hereunder with respect to such Licensed Product in such country shall continue in effect but become exclusive fully paid-up, royalty-free, transferable (to the extent not transferable previously), perpetual and irrevocable, provided that TGTX shall remain liable for any unpaid Milestone Payments and any royalty payments previously owed or accrued. For the avoidance of doubt, in a country where no Licensor Patent containing a Valid Claim covering a Licensed Product has ever existed nor ever exists, no royalties shall be due.

* Confidential material redacted and filed separately with the Commission.

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5.4           Timing of Payment. Payments in the nature of royalties payable under Section 5.3(a) shall be payable on actual Net Sales and shall accrue at the time provided therefor by GAAP. Payments in the nature of royalty obligations that have accrued during a particular Calendar Quarter shall be paid, on a Calendar Quarter basis, within 45 days after the end of each Calendar Quarter commencing with the Calendar Quarter in which the First Commercial Sale occurred.

5.5           Royalty Reports and Records Retention. Within forty-five (45) days after the end of each Calendar Quarter during which Licensed Products have been sold, TGTX shall deliver to Checkpoint, together with the applicable royalty/payment in the nature of royalties payment due, a written report, on a Licensed Product-by-Licensed Product and country-by-country basis, of Net Sales for such Calendar Quarter. Such report shall (i) total Net Sales for each Licensed Product and Combination Product (including an itemization of the deductions applied to such gross sales to derive such Net Sales and if a Licensed Product is part of a Combination Product the percentage of the Combination Product’s Net Sales attributed to the Licensed Product) during the relevant Calendar Quarter, in each case on a dosage-by-dosage, country-by-country basis, including a summary of currency exchange rates used in the calculations, and (ii) the calculation of royalties due on the foregoing. In addition for any Sublicense, the report shall provide the information in clauses (i) through (ii) above. Such report shall be deemed “Confidential Information” of TGTX subject to the obligations of Article VII of this Agreement. For three years after each sale of a Licensed Product, TGTX shall keep (and shall cause its Affiliates and Sublicensees to keep) complete and accurate records of such sale in sufficient detail to confirm the accuracy of the royalty or royalty/payment in the nature of royalties calculations hereunder.

5.6           Audits.

(a)          Upon the written request of Checkpoint, and not more than once in each Calendar Year, TGTX shall permit an independent certified public accounting firm (“Auditors”) of nationally recognized standing selected by Checkpoint and reasonably acceptable to TGTX, at Checkpoint’s expense, to have access to and to review, during normal business hours upon reasonable prior written notice, the applicable records of TGTX and its Affiliates or Sublicensees to verify the accuracy of the royalty reports and the Milestone Payments for Milestones which are not Development Milestones. Such review may cover: (i) the records for sales made in any Calendar Year ending not more than three years before the date of such request, and (ii) only those periods that have not been subject to a prior audit. The accounting firm shall disclose to Checkpoint only whether the royalty reports and Milestone Payments are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Checkpoint by the Auditors. This right to audit shall remain in effect during the Term of this Agreement and for a period of two (2) years after the termination of this Agreement.

(b)          If such accounting firm concludes that additional royalties or Milestone Payments were owed during such period, TGTX shall pay the additional royalties and Milestone Payments within 20 days after the date such public accounting firm delivers to TGTX such accounting firm’s written report. If such accounting firm concludes that an overpayment was made, such overpayment shall be fully creditable against amounts payable in subsequent payment periods or at TGTX’s request, shall be reimbursed to TGTX within 30 days after the date such public accounting firm delivers such report to TGTX. Checkpoint shall pay for the cost of any audit by Checkpoint, unless TGTX has underpaid Checkpoint by $50,000 or more for a specific royalty period, in which case TGTX shall pay for the reasonable costs of audit.

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(c)          Each Party shall treat all information that it receives under this Section 5.6 in accordance with the confidentiality provisions of Article VII of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement, except to the extent necessary for a Party to enforce its rights under the Agreement.

5.7           Mode of Payment and Currency. All payments to Checkpoint under this Agreement, whether or not in respect of Net Sales or milestone events, shall be made by deposit of U.S. Dollars in the requisite amount to such bank account as Checkpoint may from time to time designate by advance written notice to TGTX. Conversion of sales or expenses recorded in local currencies to Dollars will be performed in a manner consistent with TGTX’s normal practices used to prepare its audited financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates. These practices are set forth on Schedule 5 attached hereto. Based on the resulting Net Sales in U.S. Dollars, the then applicable royalties/payment in the nature of royalties shall be calculated.

5.8           Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a rate equal to the lesser of (a) U.S. Dollar one-month LIBOR as of the date such payment was due (taken from a widely accepted source of published interest rates), plus three (3) percentage points, or (b) the maximum rate permissible under applicable Law. Accrual and payment of interest shall not be deemed to excuse or cure breaches of contract arising from late payment or nonpayment.

5.9           Taxes. All amounts due hereunder exclude all applicable sales, use, and other taxes and duties, and TGTX shall be responsible for payment of all such taxes (other than based on Checkpoint’s income) and duties and any related penalties and interest, arising from the payment of amounts due under this Agreement. The Parties agree to cooperate with one another and use Commercially Reasonable Efforts to avoid or reduce tax withholding or similar obligations in respect of payments in the nature of royalties, Milestone Payments, and other payments made by TGTX to Checkpoint under this Agreement. To the extent TGTX is required to withhold taxes on any payment to Checkpoint, TGTX shall pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Checkpoint official receipts issued by the appropriate taxing authority and/or an official tax certificate, or such other evidence as Checkpoint may reasonably request, to establish that such taxes have been paid. Checkpoint shall provide TGTX any tax forms that may be reasonably necessary in order for TGTX to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Checkpoint shall use Commercially Reasonable Efforts to provide any such tax forms to TGTX at least 45 days before the due date for any payment for which Checkpoint desires that TGTX apply a reduced withholding rate. Each Party shall provide the others with reasonable assistance to enable the recovery, as permitted by applicable law, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Notwithstanding the foregoing, if TGTX transfers or sublicenses any rights under this Agreement, Drug Approval Applications or Regulatory Approvals, Development Inventions or relocates or assigns this Agreement and as a result TGTX or its assignee is required to withhold or deduct any taxes by any government outside the United States, any subdivision thereof, or any other governmental unit within the territory of such government (such taxes collectively referred to as “Charges”), in excess of Charges that Checkpoint would otherwise be required to pay had such transfer, relocation, or assignment not been made, or Checkpoint is required to pay any Charge imposed by any government outside the United States in excess of Charges that Checkpoint would otherwise be required to pay had such transfer or assignment not been made, TGTX shall pay such additional amounts so that payments received by Checkpoint net of all Charges, shall equal the amount to which Checkpoint would have been entitled had there been no such Charges, provided, however that TGTX shall have no obligation to pay any additional amount to the extent that the Charges are imposed by reason of Checkpoint failing to provide a form or similar other evidence reasonably requested by TGTX that would allow for a reduction or exemption of such Charges that Checkpoint is legally able to provide (including, for the avoidance of doubt, Checkpoint’s qualification for the benefit of an applicable income tax convention).

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ARTICLE VI
Inventions and Patents

6.1           Patent Prosecution and Maintenance.

(a) Patents. TGTX shall reimburse Checkpoint up to $25,000 in expenses (including attorney’s fees) paid by Checkpoint to Licensor for filing of patent applications (national, international or PCT) included in the Licensor Patents and filed prior to the Effective Date within thirty (30) days of receipt of Checkpoint’s invoice for such expenses. As between TGTX and Checkpoint, Checkpoint shall be solely responsible for Patent Prosecution of the Licensor Patents in the Territory. Checkpoint shall keep TGTX informed of material actions with respect to the filing and prosecution of Licensor Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner, and shall reasonably consider the advice of TGTX and its patent counsel, and Checkpoint will authorize its patent counsel to speak directly with TGTX and its counsel. Checkpoint shall not abandon prosecution or maintenance of any Licensor Patent in the Territory without first notifying TGTX in a reasonably timely manner of Checkpoint’s intention and reason therefor, and providing TGTX with reasonable opportunity to consider to assume, with no obligation to do so, responsibility for prosecution and maintenance of such Licensor Patent in the Territory as set forth in Section 6.1(b). TGTX shall reimburse Checkpoint for 50% of the reasonable out-of-pocket expenses incurred by Checkpoint in filing, prosecuting and maintaining the Licensor Patents in the Territory. Payments are due within thirty (30) days of receipt of Checkpoint’s invoice for such expenses.

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(b)          Abandonment. If Checkpoint provides TGTX with written notification that it will no longer support or pursue the filing, prosecution, or maintenance (“Abandonment” and when uses as a verb “Abandon”) of a specified Licensor Patent in a particular country (an “Abandoned Patent”) in the Territory, then (a) Checkpoint’s responsibility for such filing, prosecution, or maintenance of the Abandoned Patent in such country, and the fees and costs related thereto, will terminate on the earlier of (x) the date forty-five (45) Calendar Days after TGTX’s receipt of such written notice from Checkpoint or (y) TGTX’s assumption of the filing, prosecution and maintenance of such Abandoned Patent in such country at TGTX’s sole expense. If TGTX does not assume the filing, prosecution and maintenance of such Abandoned Patent in such country within forty-five (45) Calendar days after TGTX’s receipt of such written notice from Checkpoint,  the specified Abandoned Patent shall no longer be deemed a Licensor Patent hereunder. If Checkpoint Abandons all Licensor Patents in a country in the Territory, without the assumption by TGTX of the filing, prosecution and maintenance of any such Licensor Patent in such country, Licensor by notice to Checkpoint may terminate such country from the License Agreement and such country will become an “Abandoned Terminated Country” under this Agreement. Following Licensor’s notice to Checkpoint, which shall be promptly sent to TGTX, TGTX’s (and its Sublicensees’) rights to any Licensor Patents in such country shall terminate. If TGTX assumes an Abandoned Patent, thereafter TGTX shall be solely responsible for Patent Prosecution of the Abandoned Patent in the Territory. Except as provided below, TGTX shall assume and have sole responsibility for Patent Prosecution for the Abandoned Patent in the Territory. TGTX will, to the extent reasonably practicable, provide Licensor a reasonable opportunity to review and comment on any material patent filings or correspondence with patent authorities pertaining to the Abandoned Patents, provided that all decisions with respect to Patent Prosecution of the Abandoned Patents shall be made by TGTX in its sole reasonable discretion. TGTX shall not abandon prosecution or maintenance of any Abandoned Patent without first notifying Licensor in a reasonably timely manner of TGTX’s intention and reason therefor, and providing Licensor with reasonable opportunity to consider to assume, with no obligation to do so, responsibility for prosecution and maintenance of such Abandoned Patent.

6.2           Certification under Drug Price Competition and Patent Restoration Act. Each of Checkpoint and TGTX shall immediately give written notice to the other of any Paragraph IV Certification.

6.3           Enforcement of Patents.

(a)          Notice. If either Party becomes aware of (i) any actual, potential, or alleged infringement of any of the rights to Licensor Patents under this Agreement with respect to Licensed Products in the Field, (ii) misappropriation of any Licensor Know-How that materially adversely affects exploitation of Licensed Products in the Field, or (iii) a Paragraph IV Certification (each of subclauses (i), (ii) and (iii), an “Infringement”) and, such Party shall give to the other Party prompt and reasonably detailed written notice of such actual, potential, or alleged Infringement. Notwithstanding the foregoing, each Party shall notify the other Party within two (2) Business Days of its receipt of, or receipt of notice of, any Paragraph IV Certification. This Section 6.3 sets forth the rights of the Parties to commence and prosecute an action relating to such Third Party Infringement (an “Offensive Enforcement Action”).

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(b)          Right to Bring an Action for Licensor’s Patents. Checkpoint and Licensor shall have (i) the right, but not the obligation to undertake control of, and manage and prosecute, compromise or settle, including selection of counsel (collectively, “Prosecute”), any Offensive Enforcement Action relating to a Paragraph IV Certification and (ii) the right but not the obligation to Prosecute any other Offensive Infringement Action. If Checkpoint has not exercised their first right to Prosecute a non Paragraph IV Offensive Infringement Action within one hundred twenty (120) days of receipt of notice of the same, or a Paragraph IV Offensive Infringement Action within ten (10) days of receipt of notice of same, Checkpoint shall within five (5) days notify TGTX in writing and TGTX may, by written notice to Checkpoint no later than five (5) days following TGTX’s receipt of notice from Checkpoint, Prosecute such action (either such Party who Prosecutes such action, the “Prosecuting Party”). The non-Prosecuting Party may, in its sole discretion and at its expense, join in any Offensive Infringement Action and in such case shall reasonably cooperate with the Prosecuting Party. At the Prosecuting Party’s request the non-Prosecuting Party shall provide the Prosecuting Party with all relevant documentation (as may be requested by the Prosecuting Party) evidencing that the Prosecuting Party is validly empowered by the non-Prosecuting Party to initiate an Offensive Infringement Action. The non-Prosecuting Party shall be under the obligation to join the Prosecuting Party in its Offensive Infringement Action if the Prosecuting Party determines that this is necessary to demonstrate “standing to sue”, provided that the Prosecuting Party shall pay the fees (including attorneys’ fees) if the non-Prosecuting Party retains its own counsel. The Prosecuting Party shall have the sole and exclusive right to select counsel for any suit initiated by it pursuant to this Section 6.3 (but not the non-Prosecuting Party’s counsel). Checkpoint’s or TGTX’s rights under this Section may be exercised by their respective Affiliates or in TGTX’s case, Sublicensees.

(c)          Costs and expenses of an Action. Subject to Section 6.3(b) and (f), each Party involved in an Action under Section 6.3(b) shall pay its own costs and expenses incurred in connection with such Action.

(d)          Settlement. No Party shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Offensive Infringement Action or Patent Prosecution by admitting that any Licensor Patent is to any extent invalid or unenforceable or any settlement (or consent to the entry of a judgment) that entails any payment by the other Party, any license, covenant not to sue relating to, dedication to the public of, abandonment of, any Licensor Technology or would otherwise grant any rights to Manufacture, use, sell or otherwise commercialize a Competing Product, or materially adversely affect the rights of the other Party, without the other Party’s prior written consent.

(e)          Reasonable Assistance. Each Party (if it is not the Party Prosecuting or defending Licensor’s Patent Rights) shall provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees and consultants available, subject to the other Party’s reimbursement of any reasonable out-of-pocket expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance.

(f)          Distribution of Amounts Recovered. Any amounts recovered by the Party initiating an Offensive Infringement Action pursuant to this Section 6.3, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the Prosecuting Party for any costs incurred; (ii) to reimburse the non-Prosecuting Party and Licensor for its costs incurred in such Offensive Infringement Action, if it joins (as opposed to taking over) such Offensive Infringement Action; and (iii) the remaining amount of such recovery shall (A) if TGTX (or a Sublicensee) is the Prosecuting Party in the Offensive Infringement Action, the remainder shall be allocated to TGTX and the portion thereof attributable to “lost sales” shall be deemed to be Net Sales for the Calendar Quarter in which the amount is actually received by TGTX and TGTX shall pay to Checkpoint a royalty on such portion based on the royalty rates set forth in Section 5.3(a), and the portion thereof not attributable to “lost sales” shall be allocated to TGTX, (B) if Checkpoint is the Prosecuting Party then the remaining amount of the recovery shall be retained by Checkpoint. and (C) if Licensor is the Prosecuting Party then the remaining amount of the recovery shall be retained by the Licensor.

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(g)          Irrespective of whether Checkpoint, TGTX or the Licensor decide to take any action under Section 6.3(b), the payment obligations under Section 5 shall remain unaffected.

6.4           Third Party Actions Claiming Infringement.

(a)          Notice. If either Checkpoint or TGTX becomes aware of any Third Party Action, such Party shall promptly notify the other of all details regarding such claim or action that is reasonably available to such Party.

(b)          Duty to Defend. Subject to the respective indemnity obligations of the Parties set forth in Article IX, TGTX shall have the obligation, at its sole cost and expense, to defend a Third Party Action described in Section 6.4(a) and (subject to Section 6.4(f)) to compromise or settle such Third Party Action. TGTX shall have the sole and exclusive right to select counsel for such Third Party Action.

(c)          Consultation. The Party defending a Third Party Action shall be the “Controlling Party”. The Controlling Party shall consult with the non-Controlling Party, pursuant to an appropriate joint defense or common interest agreement, on all material aspects of the defense. The non-Controlling Party shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. The non-Controlling Party will be entitled to join the Third Party Action and be represented by independent counsel of its own choice at its own expense.

(d)          Appeal. Subject to the respective indemnity obligations of the Parties set forth in Article IX, in the event that a judgment in a Third Party Action is entered against Licensor or Checkpoint, and an appeal is available, the Controlling Party shall, in the absence of the non-Controlling Party’s written consent to the contrary, have the obligation to file such appeal. If applicable Law requires the non-Controlling Party’s involvement in an appeal, the non-Controlling Party shall be a nominal party in the appeal and shall provide reasonable cooperation to such Party at such Party’s expense.

(e)          Costs and expenses of an Action. Subject to the respective indemnity obligations of the Parties set forth in Article IX, the Controlling Party shall pay all costs and expenses associated with such Third Party Action other than the expenses of the other Party if the other Party elects to join such Third Party Action, (as provided in the last sentence of Section 6.4(c)). For the avoidance of doubt, all damage and liability awards and settlement payments shall be paid by the Controlling Party subject to the respective indemnity obligations of the Parties set forth in Article IX.

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(f)          No Settlement without Consent. Neither Checkpoint or TGTX shall settle or otherwise compromise (or resolve by consent to the entry of judgment upon) any Third Party Action or Patent Prosecution by admitting that any Licensor Patent is to any extent invalid or unenforceable or that any Licensed Product, or its use, Development, importation, manufacture or sale infringes such Third Party’s intellectual property rights, or entering into a settlement providing for a license, covenant not to sue relating to, dedication to the public of, abandonment of, any Licensor Technology or would otherwise grant any rights to Manufacture, use, sell or otherwise commercialize a Competing Product or materially adversely affects the rights of the other Party, in each case without the other Party’s prior written consent.

(g)          The payment obligations under Section 5 shall remain unaffected during or following any Third Party Action.

6.5           Trademark Infringement.

(a)          With respect to any and all claims instituted by Third Parties against Licensor, Checkpoint or TGTX or any of their respective Affiliates or Sublicensees for Trademark infringement involving the Marketing of the Licensed Products, TGTX, its Sublicensees and Affiliates shall be solely responsible for, and indemnify Licensor and Checkpoint against, any and all Losses arising out of or resulting from the use of any Trademarks.

(b)          In the event that a Party becomes aware of actual or threatened infringement of a Trademark used by TGTX, its Sublicensees or Affiliates in connection with a Licensed Product in the Field, that Party shall promptly notify the other Party in writing. TGTX, its Sublicensees and its Affiliates shall have the right but not the obligation to bring an action with respect to such infringement against any Third Party for infringement of a Trademark used in connection with a Licensed Product in the Field. TGTX shall bear all out-of-pocket costs and expenses of the action (including court costs, reasonable fees of attorneys, accountants and other experts and other expenses of litigation or proceedings) and shall be entitled to any recovery in such infringement action.

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ARTICLE VII
CONFIDENTIALITY

7.1           Confidentiality Obligations. The Parties agree that, for the Term and for five (5) years thereafter, each Party will keep completely confidential and will not disclose, and will not use for any purpose except for the purposes contemplated by this Agreement, any Confidential Information of the other Party. “Confidential Information” means all information and know-how and any tangible embodiments thereof provided by or on behalf of one Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing under this Agreement, which may include data, knowledge, practices, processes, ideas, research plans, formulation or manufacturing processes and techniques, scientific, manufacturing, marketing and business plans, and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business; provided that, information or know-how of a Party will not be deemed Confidential Information of such Party for purposes of this Agreement if such information or know-how: (a) was already known to the receiving Party, other than under an obligation of confidentiality or non-use, at the time of disclosure to such receiving Party, as can be shown by written records; (b) was generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or was otherwise part of the public domain, at the time of its disclosure to such receiving Party; (c) became generally available or known to parties reasonably skilled in the field to which such information or know-how pertains, or otherwise became part of the public domain, after its disclosure to such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the disclosing Party not to disclose such information or know-how to others, as can be shown by written records; or (e) was independently discovered or developed by such receiving Party, as can be shown by its written records, without the use or benefit of, or reliance on, Confidential Information belonging to the disclosing Party.

7.2           Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(a)          made in response to a valid order of a court of competent jurisdiction; provided, however, that in each case such disclosing Party will, to the extent reasonably practicable, (i) first have given written notice to the other Party and given such other Party a reasonable opportunity to take appropriate action and (ii) cooperate with such other Party as necessary to obtain an appropriate protective order or other protective remedy or treatment; provided, further, that in each case, the Confidential Information disclosed in response to such court or governmental order will be limited to that information which is legally required to be disclosed in response to such court or governmental order, as determined in good faith by counsel to the Party that is obligated to disclose Confidential Information pursuant to such order;

(b)          otherwise required to be disclosed by any applicable law, rule, or regulation (including, without limitation, the U.S. and foreign securities laws and the rules and regulations promulgated thereunder) or the requirements of any stock exchange to which a Party is subject; provided, however, that the Party that is so required will provide such other Party with written notice of such disclosure reasonably in advance thereof to the extent reasonably practicable and reasonable measures will be taken to assure confidential treatment of such information, including such measures as may be reasonably requested by the disclosing Party with respect to such Confidential Information;

(c)          is in such Party’s or its Affiliates’ financial statements or the notes thereto and is required under the applicable accounting standard or under regulation;

(d)          made by such Party, in connection with the performance of this Agreement, to such Party’s Affiliates, licensees or sublicensees, directors, officers, employees, consultants, representatives or agents, or to other Third Parties, in each case on a need to know basis and solely to use such information for business purposes relevant to and permitted by this Agreement, and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations no less than substantially as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations; or

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(e)          made by such Party to existing or potential acquirers, existing or potential collaborators, licensees, licensors, sublicensees, investment bankers, accountants, attorneys, existing or potential investors, merger candidates, partners, venture capital firms or other financial institutions or investors for use of such information for business purposes relevant to this Agreement or for due diligence in connection with the financing, licensing or acquisition of such Party (or such Party’s acquisition of, or merger with, a Third Party), and provided that (i) each individual and entity to whom such Confidential Information is disclosed is bound in writing to non-use and non-disclosure obligations (or in the case of attorneys or accountants, an equivalent professional duty of confidentiality) at least as restrictive as those set forth in this Agreement and (ii) the Party making such disclosure shall be liable for such Third Parties’ compliance with such obligations.

7.3           Publicity.

(a)          The Parties recognize that each Party may from time to time desire to issue press releases and make public statements or disclosures regarding the subject matter of this Agreement. In such event, the Party desiring to issue an additional press release or make a public statement or disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance, provided, however, that if in the reasonable opinion of a Party’s legal counsel a press release or disclosure in respect of this Agreement is required to satisfy applicable Law or applicable stock exchange rule or regulation, such Party shall submit the proposed press release or disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than two (2) Business Days prior to the anticipated date of disclosure if reasonably practicable,) so as to provide a reasonable opportunity to comment thereon (and such comments shall be considered in good faith). Once any public statement or disclosure has been made in accordance with Section 7.3(b) or this Section 7.3(a), then either Party may appropriately communicate information contained in such permitted statement or disclosure.

(b)          Notwithstanding the provisions of Section 7.3(a):

(i)          To the extent a Party determines in good faith that it is required by applicable Laws or the rules or regulations of a stock exchange on which the securities of the disclosing Party are listed to publicly file, or otherwise disclose, this Agreement or any of its terms to or with a Regulatory Authority or Governmental Body, such disclosing Party shall provide a proposed redacted form of this Agreement to the other Party within a reasonable amount of time prior to filing or disclosure (and in any event at least five (5) Business Days before filing or disclosure) for the other Party to review and comment upon such redacted form. The Party making such filing, registration, notification or disclosure shall consider in good faith the reviewing Party’s reasonable comments regarding such redacted form and shall use commercially reasonable efforts to seek confidential treatment for the redacted terms, to the extent such confidential treatment is applicable and reasonably available consistent with applicable Laws or the rules or regulations of the applicable stock exchange. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.

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(ii)         Each Party may disclose to any actual or potential or actual investor, lender, investment bank or other bank, acquirer, acquisition or merger target, licensee, licensor, or other strategic partner to the extent necessary or useful in connection with the evaluation or negotiation of a potential transaction or contractual relationship, or performance of obligations or enforcement of rights under such a transaction or relationship, in each case pursuant to a written obligation of confidentiality and non-use substantially as stringent as those set forth in this Article VII, a complete copy of this Agreement or any of the terms thereof.

ARTICLE VIII
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1           Representations and Warranties of Checkpoint. Checkpoint represents and warrants to TGTX as of the Effective Date that:

(a)          Checkpoint is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.

(b)          Checkpoint has full power and authority to execute, deliver and perform this Agreement. There are no liens or other encumbrances on the Licensor Technology or any part thereof which would interfere with the rights granted, or assignment of assets, to TGTX hereunder. This Agreement constitutes the legally binding and valid obligation of Checkpoint, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

(c)          The execution, delivery and performance by Checkpoint of this Agreement and the consummation of the transactions contemplated hereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement to which Checkpoint or any Affiliate thereof is a party.

(d)          There is no action, suit, proceeding or investigation pending or, to Checkpoint’s and its Affiliates’ knowledge, currently threatened in writing against or affecting Checkpoint or any Affiliate thereof that questions the validity of this Agreement or the right of Checkpoint to enter into this Agreement or consummate the transactions contemplated hereby and, to Checkpoint’s and its Affiliates’ knowledge, there is no basis for the foregoing.

(e)          No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority, or any Third Party, on the part of Checkpoint or any Affiliate thereof is required in connection with the execution, delivery and performance of this Agreement.

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(f)          Checkpoint has disclosed in writing to TGTX all Patent Rights owned or Controlled by Licensor or its Affiliates as of the Effective Date that Cover any Licensed Products incorporating Compound thereof in the Field, or which relate to Developing, manufacturing or Commercializing Licensed Products, and all such Patent Rights are set forth on Schedule 2 attached hereto.

8.2           Representations and Warranties of TGTX. TGTX represents and warrants to Checkpoint as of the Effective Date and also covenants with respect to Section 8.2(d) or 8.2(g), that:

(a)          TGTX is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to operate its properties and to carry on its business as presently conducted.

(b)          TGTX has full power and authority to execute, deliver and perform this Agreement. This Agreement constitutes the legally binding and valid obligations of TGTX, enforceable in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, moratorium and other laws affecting creditors’ rights generally.

(c)          The execution, delivery and performance by TGTX of this Agreement and the consummation of the transactions contemplated thereby will not result in any violation of, conflict with, result in a breach of or constitute a default under any contract or agreement material to TGTX, its business or its assets.

(d)          Without limiting any other term or provision of this Agreement, TGTX shall comply with all applicable Laws in performing this Agreement, including all laws and regulations concerning corrupt practices or which in any manner prohibit the giving of any financial or other advantage including all Marketing activities conducted by it or its Affiliates, including, without limitation, the Federal Health Care Programs Anti-Kickback Law, Title 42 of the U.S. Code Section 1420a-7(b)(b), and any comparable or similar state anti-kickback laws or regulations, and all federal, state and foreign health care fraud and abuse statute and regulations, except where the failure to so comply would not reasonably be expected to have a material adverse effect on the Licensed Patents or Net Sales.

(e)          No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of TGTX is required in connection with the execution, delivery and performance of this Agreement.

(f)          There is no action, suit, proceeding or investigation pending or, to TGTX’s knowledge, currently threatened against or affecting TGTX or that questions the validity of this Agreement, or the right of TGTX to enter into this Agreement or consummate the transactions contemplated hereby and, to TGTX’s knowledge, there is no reasonable basis for the foregoing.

(g)          TGTX will notify Checkpoint in writing if it determines that it will or does (i) permanently cease all Development, Manufacture and Commercialization of Licensed Products in the Field or (ii) suspend all Development, Manufacture and Commercialization of Licensed Products in the Field for more than nine (9) months (“Notice of Termination or Suspension”).

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8.3           Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, INCLUDING SECTIONS 8.1 AND 8.2, AS APPLICABLE, THE PARTIES MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES EACH SPECIFICALLY DISCLAIM ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, OR AS TO THE SUCCESS OR LIKELIHOOD OF SUCCESS OF THE RESEARCH, DEVELOPMENT OR COMMERCIALIZATION OF LICENSED PRODUCT UNDER THIS AGREEMENT.

ARTICLE IX
INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

9.1           Indemnification by TGTX. TGTX shall indemnify, defend and hold harmless (i) Licensor and its Affiliates, and each of their respective employees, officers, directors and agents (the “Licensor Indemnitees”) and (ii) Checkpoint and its Affiliates and each of their respective employees, officers, directors and agents (the “Checkpoint Indemnitees”) against any and all liabilities, damages, penalties, fines, losses, costs and expenses (including reasonable attorneys’ fees and expenses) (individually and collectively, “Losses”) to the extent arising out of any and all Third Party claims, demands, actions or other proceedings (each, a “Claim”) arising out of (a) the testing, use, Development or Commercialization of a Compound or any Licensed Product by or on behalf of TGTX, any of the TGTX Indemnitees or any Sublicensee, (b) TGTX’s, its Affiliates’ or its Sublicensees’ material breach of this Agreement, (c) misappropriation or infringement of, or the use of, any Product Trademarks, (d) TGTX’s or its Affiliates’ breach or noncompliance with the terms of any Sublicense arising prior to or as a result of the termination of this Agreement, or (e) TGTX’s, its Affiliates’ or its Sublicensees’ gross negligence or willful misconduct, excluding, in the case of each of (a)-(d) above, any Claim or Loss with respect to which Checkpoint has an obligation to indemnify TGTX Indemnitees pursuant to Section 9.2.

9.2           Indemnification by Checkpoint. Checkpoint shall indemnify, defend and hold TGTX and its Affiliates and each of their respective agents, employees, officers and directors (the “TGTX Indemnitees”) harmless from and against any and Losses to the extent arising out of any and all Claims arising out of (a) Checkpoint’s material breach of this Agreement, (b) the use, Development or Commercialization of a Compound or any Licensed Product by or on behalf of Checkpoint or any of the Checkpoint Indemnitees or any licensee thereof (specifically excluding product liability claims arising out of Licensed Product sold or distributed by TGTX, its Affiliates or Sublicensee), or (c) Checkpoint’s gross negligence, willful misconduct, excluding, in the case of each of (a)-(c) above, any Claim or Loss with respect to which TGTX has an obligation to indemnify Checkpoint Indemnitees pursuant to Section 9.1.

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9.3           Procedure.

(a)          The Party or other Person intending to claim indemnification under this Article IX (an “Indemnified Party”) shall promptly notify the opposed Party (the “Indemnifying Party”) of any Claim in respect of which the Indemnified Party intends to claim such indemnification (provided, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability or obligation under this Agreement except to the extent the Indemnifying Party has suffered actual prejudice directly caused by the delay or other deficiency), and the Indemnifying Party shall assume the defense thereof (with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party) whether or not such Claim is rightfully brought; provided, however, that an Indemnified Party shall have the right to retain its own counsel and to participate in the defense thereof, with the fees and expenses to be paid by the Indemnified Party unless the Indemnifying Party does not assume the defense or unless a representation of both the Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate due to the actual or potential differing interests between them, in which case the reasonable fees and expenses of counsel retained by the Indemnified Party shall be paid by the Indemnifying Party. (Provided, that in no event shall the Indemnifying Party be required to pay for more than one separate counsel no matter the number or circumstances of all Indemnified Parties.)

(b)          If the Indemnifying Party shall fail to timely assume the defense of and reasonably defend such Claim, the Indemnified Party shall have the right to retain or assume control of such defense and the Indemnifying Party shall pay (as incurred and on demand) the fees and expenses of counsel retained by the Indemnified Party.

(c)          The Indemnifying Party shall not be liable for the indemnification of any Claim settled (or resolved by consent to the entry of judgment) without the written consent of the Indemnifying Party. Also, if the Indemnifying Party shall control the defense of any such Claim, the Indemnifying Party shall have the right to settle such Claim; provided, that the Indemnifying Party shall obtain the prior written consent (which shall not be unreasonably withheld or delayed) of the Indemnified Party before entering into any settlement of (or resolving by consent to the entry of judgment upon) such Claim unless (i) there is no finding or admission of any violation of law or any violation of the rights of any person by an Indemnified Party, no requirement that the Indemnified Party admit negligence, fault or culpability, and no adverse effect on any other claims that may be made by or against the Indemnified Party and (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and such settlement does not require the Indemnified Party to take (or refrain from taking) any action.

(d)          The Indemnified Party, and its employees and agents, shall cooperate fully with the Indemnifying Party and its legal representatives in the investigations of any Claim.

(e)          Regardless of who controls the defense, each Party hereto shall reasonably cooperate in the defense as may be requested.

9.4           Expenses. As the Parties intend complete indemnification, all costs and expenses of enforcing any provision of this Article IX shall also be reimbursed by the Indemnifying Party.

9.5           Limitation of Liability. IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOST PROFITS ARISING OUT OF A BREACH OF THIS AGREEMENT, PROVIDED THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY, THE FOREGOING SHALL NOT BE CONSTRUED TO LIMIT THE INDEMNITY OBLIGATIONS SET FORTH IN SECTIONS 9.1 AND 9.2, OR EITHER PARTY’S LIABILITY FOR A BREACH OF ARTICLE VII.

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9.6           Insurance. During the term of this Agreement and for a period of five (5) years after its expiration or earlier termination (measured by termination or expiration of the last Licensed Product for a country whose Royalty Term is in effect), TGTX shall obtain insurance as follows. The insurance shall insure TGTX against all liability related to its activities relating to the Development, Manufacture or sale of Licensed Products subject to this Agreement, subject to the limits set forth above. The insurance above, shall be in amounts that are reasonable and customary in the pharmaceutical industry for the Territory, but in no event shall any TGTX’s liability insurance relating to commercial Manufacture, sale or distribution of a Licensed Product provide coverage less than two million U.S. dollars (U.S. $2,000,000) per occurrence (or claim) and an annual aggregate of two million U.S. dollars (U.S. $2,000,000). Policies for the Development, commercial Manufacture, sale or distribution of a Licensed Product shall include a contractual endorsement naming Checkpoint and Licensor as an additional insured in relation to liabilities arising from its obligations under the terms of this Agreement and require the insurance carriers to provide Checkpoint with no less than thirty (30) days’ written notice of any change in the terms or coverage of the policies or their cancellation.

ARTICLE X
TERM AND TERMINATION

10.1         Term and Expiration. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article X, shall continue in full force and effect, on a country-by-country and Licensed Product-by-Licensed Product basis until the Royalty Term in such country with respect to such Licensed Product expires, at which time this Agreement shall expire in its entirety with respect to such Licensed Product in such country (the “Term”).

10.2         Termination upon Material Breach. If a Party breaches any of its material obligations under this Agreement (a “Material Breach”), the other Party may give to the breaching Party a written notice specifying the nature of the Material Breach, requiring it to cure such Material Breach, and, if desired, stating its intention to terminate this Agreement if such Material Breach is not cured. If such Material Breach is not capable of being cured, or is capable of being cured but nonetheless has not within 60 days after the receipt of such notice been cured, then the non-breaching Party (in addition to and not in lieu of all other available rights and remedies) be entitled to at its option either (a) terminate this Agreement immediately by written notice to the other Party, or (b) continue this Agreement in full force and effect and seek any legal or equitable remedies that the non-breaching Party may have.

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10.3         Termination for Insolvency. Either Party (i.e., the non-insolvent Party) may terminate this Agreement, if, at any time, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its assets, or if the other Party proposes a written agreement of composition or extension of substantially all of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

10.4         Termination for Patent Challenge. Checkpoint will be permitted to terminate this Agreement by written notice effective upon receipt if TGTX or its Affiliates or its Sublicensees, directly or indirectly through assistance granted to a Third Party, commence any interference or opposition proceeding, challenge in a legal or administrative proceeding the validity or enforceability of, or oppose in a legal or administrative proceeding any extension of or the grant of a supplementary protection certificate with respect to, any Licensor Patents (a “Patent Challenge”). TGTX will include provisions in all agreements granting Sublicenses of TGTX’s rights hereunder (other than agreements with manufacturers, services providers, distributors and other agents) providing that if the Sublicensee or its Affiliates undertake a Patent Challenge with respect to any Licensor Patents under which the Sublicensee is Sublicensed, TGTX will be permitted to terminate such Sublicense agreement. If a Sublicensee of TGTX (or an Affiliate of such Sublicensee) undertakes a Patent Challenge of any such Licensor Patent Rights under which such Sublicensee is sublicensed, then TGTX upon receipt of notice from Checkpoint of such Patent Challenge will terminate the applicable Sublicense agreement. If TGTX fails to so terminate such Sublicense agreement, Checkpoint may terminate TGTX’s right to Sublicense in the country(ies) covered by such Sublicense agreement and any Sublicenses previously granted in such country(ies) shall automatically terminate. In connection with such Sublicense termination, TGTX shall cooperate with Checkpoint’s reasonable requests to cause such a terminated Sublicensee to discontinue activities with respect to the Licensed Product in such country(ies).

10.5         Termination for Convenience. This Agreement may be terminated by TGTX at any time for its convenience upon sixty (60) days prior written notice to Checkpoint.

10.6         Termination for Suspension of Development. If prior to Regulatory Approval of a Licensed Product, TGTX or its Affiliates provides Notice of Termination or Suspension, then Checkpoint may terminate this Agreement on thirty (30) days’ notice to TGTX.

10.7         Termination for Good Scientific Reason. TGTX may terminate this Agreement with respect to any specific Compound and the related Licensed Product upon sixty (60) days’ prior written notice to Checkpoint if (i) such Compound or Licensed Product has an adverse safety profile or causes serious adverse reactions; or (ii) TGTX reasonably determines that such Licensed Product will not qualify for Regulatory Approval in the United States.

10.8         Termination for Abandonment. If Checkpoint Abandons all Licensor Patents in a country, and TGTX does not assume the filing, prosecution and maintenance of such Abandoned Patent in such country, then Checkpoint may terminate the Agreement with respect to such country on thirty (30) days’ written notice to TGTX.

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10.9         Effects of Termination/Expiration.

(a)          If this Agreement is terminated by TGTX under Sections 10.3, 10.5 or 10.7, or by Checkpoint under Sections 10.3, 10.4, 10.6 or 10.8, with respect to one or more Licensed Products (“Terminated Products”), in all or any countries of the Territory (the “Terminated Country(ies)”):

(i)          Any and all licenses granted by Checkpoint to TGTX under this Agreement with respect to the Terminated Products shall terminate in their entirety or with respect to the Terminated Country(ies), as the case may be, on the effective date of such termination;

(ii)          Upon Checkpoint’s written request, TGTX shall transfer the following assets (collectively, the “Transferred Product Assets”) to Checkpoint without charge (except as provided in Section 10.9(c), below), provided that Checkpoint shall be responsible for all of costs and expenses incurred by TGTX in connection with such transfer:

(1)         TGTX shall promptly transfer to Checkpoint, at Checkpoint’s expense, copies of all data, reports, records and documentation and materials that both (i) it Controls and (ii) relate solely to the unit of the Terminated Product that contains no active ingredients other than Compounds (“Covered Product”) (e.g. a tablet that contains other active ingredients would not be a distinct unit but if the Terminated Products consisted of two tablets one could be a distinct unit), in such Terminated Country(ies), provided that TGTX shall redact information to the extent possible not relating to the Compound or Covered Product;

(2)         TGTX shall, to the extent transferable, assign and transfer to Checkpoint all of its and its Affiliates’ right, title and interest in and to all Regulatory Approvals and Drug Approval Applications and Regulatory Filings that it solely owns, prepared (whether completed or partially completed), filed and/or granted solely for terminated Compounds and Covered Products in such Terminated Country(ies), and TGTX shall promptly file with any applicable Regulatory Authority notice of such transfer and assignment;

(3)         TGTX shall, to the extent of its Control, transfer to Checkpoint all relevant records and materials in TGTX’s possession containing Confidential Information relating solely to the terminated Compounds and Covered Product in such Terminated Country(ies), provided, however, that TGTX may keep one copy of such Confidential Information for archival purposes only and such Confidential Information shall be Confidential Information of Checkpoint;

(4)         To the extent TGTX solely owns any right, title and interest in any Trademarks, trade names and/or logos under which only the terminated Covered Product has been or is being marketed or sold in the Terminated Country(ies) (excluding for avoidance of doubt the TGTX’s or its Affiliates corporate Trademarks), or internet domain registrations for any such Trademarks or tradenames (excluding for avoidance of doubt domain name registrations incorporating the TGTX’s or its Affiliates corporate Trademarks (in whole or in part)), TGTX shall assign the same to Checkpoint;

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(iii)        At Checkpoint’s request, TGTX shall assign to Checkpoint, any clinical trial agreements (to the extent assignable without the written consent of the other parties to such clinical trial agreements) with respect solely to such terminated Compound and Licensed Product in such Terminated Country(ies), provided that Checkpoint agrees to assume all liabilities under such clinical trial agreements pursuant to a form of assumption agreement mutually agreed upon by Checkpoint and TGTX.;

(iv)        Any transfers under this Section 10.9(a) shall be transferred on an “as-is” basis, and all documents and information transferred to Checkpoint, to the extent solely related to the terminated Licensed Product or Compound, shall be deemed Checkpoint’s Confidential Information;

(v)         Checkpoint’s and TGTX’s restrictive covenants in Sections 2.5 (except if termination is pursuant to Section 10.8) shall terminate with respect to the terminated Licensed Product in such Terminated Country(ies); and

(vi)        If at the time of such termination or thereafter, no license granted by TGTX or its Affiliates under the Development Inventions or Development Patents to a Sublicensee under a Sublicense agreement (or options to acquire such a license) is in effect with respect to (A) a Terminated Product, (B) a Terminated Country or (C) a Terminated Product in a Terminated Country, then upon Checkpoint’s written request to TGTX, TGTX, on behalf of itself and its Affiliates, shall grant, and shall be deemed to have granted without further action required, to Checkpoint and its Affiliates, or upon Checkpoint’s election, to Licensor or an Affiliate of Licensor, an exclusive royalty-bearing (as provided in Section 10.9(c), non-transferable (except in connection with an assignment of this Agreement permitted pursuant to Section 12.2), sublicensable, perpetual license or sublicense (with respect to rights licensed by Third Parties to TGTX), under all Development Inventions and Development Patents Controlled by TGTX, to Develop and Manufacture, in the case of (A) above, the Terminated Product in the Territory, in the case of (B) above the Terminated Product or Licensed Product in the Terminated Countries, and in the case of (C) above, the Terminated Product in the Terminated Countries.

(b)          If this Agreement is terminated by TGTX under Section 10.2 or if this Agreement is terminated by Checkpoint under Section 10.2, then in addition to any other remedies available to such Party:

(i)          All licenses granted by TGTX to Checkpoint under this Agreement shall terminate; and

(ii)         All licenses granted by Checkpoint to TGTX shall terminate.

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(c)          If this Agreement is terminated by TGTX under Section 10.7, or by Checkpoint under Sections 10.6 or 10.8, in each case, with respect to a Terminated Product or Terminated Country or in its entirety, then following issuance of a request under Sections 10.9(a)(ii), 10.9 (a)(iii) or 10.9(a)(vi), Checkpoint shall pay TGTX (x) *% of Sublicensing Royalty Revenue (as defined below), but in no event greater than the royalties that would be payable by Checkpoint pursuant to the royalty rates provided below in this Section 10.9(c) (applying such rates to Net Sales by Existing Sublicensees (as defined below)), and (y) a royalty (the “Reverse Royalty”) on Net Sales of Licensed Products (expressly excluding Net Sales by Existing Sublicensees) during the Reverse Royalty Term (as defined below) as follows:

(i) if the termination occurs before completion (where “completion” means receipt of a final study report meeting the guidelines of the International Conference on Harmonization) of a Phase III Study for a Licensed Product, then * percent (*%) royalty on Net Sales;

(ii) if the termination occurs after completion (where “completion” means receipt of a final study report meeting the guidelines of the International Conference on Harmonization) of a Phase III Study for a Licensed Product but before approval of an NDA or BLA for such Licensed Product in such country, then a * percent (*%) royalty on Net Sales; or

(iii) if the termination occurs after approval of an NDA or BLA for a Licensed Product, then a * percent (*%) royalty on Net Sales.

“Reverse Royalty Term” means, and determined on a Licensed Product-by-Licensed Product and country-by-country basis, the period commencing from the First Commercial Sale of a given Licensed Product in such country and ending on the expiry of the last-to-expire Licensor Patent containing a Valid Claim Covering such Licensed Product in such country

For purposes of this Section 10.9(c), the definition of “Net Sales,” and Sections 5.4 through 5.9 shall apply mutatis mutandis to the calculation, payment, recording, and auditing of Checkpoint’s obligations to pay Reverse Royalties under this Section 10.9 as they apply to TGTX and, solely for such purpose, each reference in each such Section (and any related definitions) to TGTX shall be deemed to be a reference to Checkpoint, and (y) a Sublicensee shall be deemed to be a reference to a licensee or sublicensee of Checkpoint or any of its Affiliates (and expressly excluding Existing Sublicensees) with respect to the Licensed Product. Notwithstanding the foregoing, no Reverse Royalty shall be due or payable by Checkpoint relating to Net Sales of Sublicensees under any Sublicense in effect at the date of termination of this Agreement (Sublicensees under such Sublicenses, “Existing Sublicensees”). “Sublicensing Royalty Revenue” means sales-based royalties, and minimum sales royalties, each as actually received by Checkpoint or its Affiliate from an Existing Sublicensee as consideration for the grant of rights to Patent Rights.

In no event shall Checkpoint transfer (i) its, right, title or interest in Patent Rights Covering a terminated Compound or Licensed Product or (ii) any of the Transferred Assets, unless the assignee assumes Checkpoint’s obligations to pay royalties under this Section 10.9 pursuant to a commercially reasonable assignment and assumption agreement providing that (x) TGTX is a third party beneficiary to such agreement for the purpose of enforcing such payment obligations and (y) any further assignment by such assignee is subject to the requirements set forth in this paragraph.

* Confidential material redacted and filed separately with the Commission.

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(d)          Articles I (Definitions), VI (Patents and Infringement), VII (Confidentiality), IX (Indemnification; Limitation of Liability; Insurance), XI (Dispute Resolution) and XII (Miscellaneous Provisions) and Section 2.5 (but only with respect to TGTX in connection with a termination under Section 10.8), Sections 5.1, 5.3(b), 5.5 (Royalty Reports and Records Retention), 5.6 (Audits), 5.8 (Late Payments), 5.9 (Taxes) and 10.9 (Effects of Termination/Expiration) hereof shall survive the expiration or termination of this Agreement for any reason. A termination of any Compound from this Agreement shall also terminate the related Licensed Product and termination of any Licensed Product shall terminate the related Compound

(e)          Termination or expiration of this Agreement shall not relieve the Parties of any liability that accrued hereunder before the effective date of such termination or expiration. In addition, termination or expiration of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(f)          Effect on Sublicenses.

(i)          Upon the termination of this Agreement in its entirety, each Sublicense which provides for its survival upon such termination shall survive such termination (but in no event for longer than the period TGTX’s licenses hereunder would have been in effect had termination not occurred) and remain in full force and effect, with Checkpoint or upon Checkpoint’s election, to Licensor or an Affiliate of Licensor, as the Sublicensee’s direct licensor solely with respect to the Licensor Technology (“Surviving Sublicense”). Upon Checkpoint’s written request, provided that a Surviving Sublicense does not include licenses to products other than Licensed Products, TGTX shall assign a Surviving Sublicense to Checkpoint or upon Checkpoint’s election, to Licensor or an Affiliate of Licensor. If a Surviving Sublicense includes licenses to products other than Licensed Products, TGTX shall require that the terms of such Surviving Sublicense permits the assignment in part to Checkpoint or upon Checkpoint’s election, to Licensor or an Affiliate of Licensor, relating to the Licensor Technology and shall, upon Checkpoint’s written request, assign to Checkpoint or upon Checkpoint’s election, to Licensor or an Affiliate of Licensor, the portion of such Surviving Sublicense pertaining to the Licensor Technology.

(ii)         Upon the termination of this Agreement with respect to a Terminated Product in a Terminated Country, each Sublicense that includes such Terminated Product in such Terminated Country which provides for its survival upon such termination shall survive such termination (but in no event for longer than the period TGTX’s licenses hereunder would have been in effect had termination not occurred) and remain in full force and effect, with (i) Checkpoint or upon Checkpoint’s election, Licensor or an Affiliate of Licensor, as the Sublicensee’s direct licensor solely with respect to the Licensor Technology and the portion of such Sublicense that includes such Terminated Product in such Terminated Country (“Surviving Partial Sublicenses”) and (ii) TGTX continuing as the Sublicensee’s direct licensor with respect to all other rights granted under such Sublicense. Upon such termination, Checkpoint and Licensor shall be third party beneficiaries of the Surviving Partial Sublicense with respect to the portion thereof pertaining solely to the Terminated Products in the Terminated Countries. Each Sublicense that provides for survival as set forth in this Section shall provide for such third party beneficiary status.

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(iii)        With respect to each Surviving Sublicense and Surviving Partial Sublicense, in the absence of written notice from Checkpoint to a Sublicensee under a Surviving Sublicense or Surviving Partial Sublicense provided within forty five (45) days of the termination of this Agreement electing to continue the payment terms under such Sublicense, in which case such Sublicense payment terms shall continue, the Sublicensee’s payment obligations with respect to its exercise of its surviving rights to the Licensor Technology (but not with respect to its exercise or enjoyment of any other rights or assets) thereunder shall, in lieu of any payment obligations set forth in the Sublicense, be the corresponding payment obligations set forth in this Agreement, provided that (a) with respect to Milestone Payments under such Sublicense where such Sublicense is for less than the entire Territory and the Milestone Payment is based on cumulative worldwide Net Sales, the portion of such Milestone Payment for which such Sublicensee shall be liable shall be such Milestone Payment multiplied by: (I) cumulative Net Sales in such Sublicensee’s territory (and not worldwide Net Sales) divided by (II) cumulative worldwide Net Sales and (b) with respect to royalties payable under such Sublicense, if the royalty set forth in such Sublicense is equal to or greater than five percent (5%) of such Sublicensee’s Net Sales, then such amount shall be payable under such Sublicense in accordance with the terms thereof (in lieu of any royalty payments pursuant to the terms of Section 5.3(a)), and if such royalty is less than five percent (5%) of such Sublicensee’s Net Sales, then the royalty payable under such Sublicense shall be the amounts set forth in Section 5.3(a) (in lieu of any royalty payments pursuant to the terms of such Sublicense) and the royalty tiers will, for the avoidance of doubt, be achieved based on worldwide Net Sales as calculated in accordance with this Agreement, and Checkpoint shall notify such Sublicensee within thirty (30) days following it becoming aware of a Net Sales tier higher than the then-current Net Sale tier applying to the calculation of royalties pursuant to Section 5.3(a). Notwithstanding the foregoing, within thirty (30) days after the effective date of termination of this Agreement, Checkpoint shall have the right to terminate a Sublicense granted to an Affiliate of TGTX.

(g)          Termination of the License Agreement.

(i)          Upon the termination of the License Agreement in its entirety, this Agreement will remain in full force and effect, with Licensor as TGTX’s direct licensor solely with respect to the Licensor Technology (“Surviving Agreement”), and in the event of such a termination of the License Agreement, Checkpoint has the right to assign, in whole or in part, the Surviving Agreement to Licensor.

(ii)         Upon the termination of the License Agreement with respect to a Terminated Product in a Terminated Country, this Agreement will remain in full force and effect, with (i) Licensor as TGTX’s direct licensor solely with respect to the Licensor Technology and the portion of this Agreement that includes such Terminated Product in such Terminated Country (“Surviving Partial Agreement”) and (ii) Checkpoint continuing as TGTX’s direct licensor with respect to all other rights granted under such Surviving Partial Agreement. Upon such termination, Licensor shall be a third party beneficiary of the Surviving Partial Agreement with respect to the portion thereof pertaining solely to the Terminated Products in the Terminated Countries.

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(iii)        With respect to the Surviving Agreement and Surviving Partial Agreement, the payment terms under this Agreement will continue, except that payment with respect to the Licensed Products will be made directly to Licensor and not Checkpoint.

ARTICLE XI
DISPUTE RESOLUTION

11.1         General. Checkpoint and TGTX shall endeavor to resolve any claim or controversy arising out of the threatened breach, breach, enforcement, interpretation, termination or validity of this Agreement informally by good faith negotiation between the senior executives, officers or management of Checkpoint and TGTX. Either Party may give the other Party written notice of any claim or controversy not resolved in the normal course of business (the “Disputing Party Notice”). Within thirty (30) calendar days after the delivery of the Disputing Party Notice, the receiving Party shall submit to the other Party a written response (the “Response”). The Disputing Party Notice and Response shall include a statement of each Party’s position and a summary of the arguments supporting that position. Within thirty (30) days after the Disputing Party Notice, such designated senior executives, officers or management of Checkpoint and TGTX shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary to attempt to resolve the claim or controversy. If such efforts do not result in mutually satisfactory resolution of the dispute, the matter shall be referred to the chief executive officers of Checkpoint and TGTX, or their designees. The chief executive officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty additional (30) days, or such longer period of time to which the chief executive officers may agree. All negotiations pursuant to this Article 11 are confidential and without prejudice and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence. If the chief executive officers, or their designees, as the case may be, are unable to determine a resolution in the time frame set forth above, the matter may be resolved through arbitration in accordance with the provisions set forth in Section 11.2, in the event of a Technical Dispute or Section 11.3, in the event of other disputes, as applicable, upon notice by a Party on the other Party specifically requesting such arbitration. This Article 11 shall not prohibit a Party from seeking injunctive relief from a court of competent jurisdiction in the event of a breach or prospective breach of this Agreement by any Party which would cause irreparable harm to the other Party.

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11.2         Technical Disputes. In the event a dispute over (i) whether a Milestone has been achieved, (ii) whether TGTX has used Commercially Reasonable Efforts to Develop the Licensed Product, (iii) the proper allocation of Net Sales to a Licensed Product where the Licensed Product is sold as part of a Combination Product, or (iv) the Combination Percentage (each, a “Technical Dispute”) is not resolved in accordance with the negotiation and mediation dispute resolution processes described in Section 11.1 above, then either Party may submit the matter to expert intervention in accordance with this Section 11.2. Any such intervention may be initiated by a Party by written notice to the other Party specifying the subject of the requested intervention. The Technical Dispute hearings shall be convened in New York, New York and shall be resolved by one expert, to be mutually selected by the Parties; or if the Parties fail to agree on the expert within ten (10) business days following the date of such written notice, then the Parties shall cause their respective nominees to select a third individual within ten (10) business days to serve as the expert (the “Expert”). The Expert shall be required to have pharmaceutical industry experience specifically related to conducting formulation development activities and clinical trials, and shall not be any employee, agent or consultant of any Party or an Affiliate of any Party at such time, or otherwise involved (whether by contract or otherwise) in the affairs of any Party at such time. Each Party simultaneously shall submit to the Expert its proposal with respect to its position on the resolution of the Technical Dispute without having seen the other Party’s proposal, along with a discussion document explaining the rationale therefor. The Expert shall have the right to meet with the Parties, either alone or together, and shall have the right to request additional information and documents from each Party. The Expert shall select only one of the Parties’ proposals based on the Expert’s determination of which proposal is more consistent with the Expert’s opinion on the resolution of the Technical Dispute (and consistent with the terms of this Agreement), and shall provide a brief written rationale for such selection. The Expert’s decision shall be final and shall be binding upon the Parties under this Agreement. The Parties shall submit their documentation to the Expert within fifteen (15) days of selection of the Expert and provide any requested additional information and documents within ten (10) days of such request. The Expert shall make his or her decision within fifteen (15) days of such submission (extended by the Expert in his discretion to provide adequate time to review requested documents but in no event shall the decision be made more than thirty (30) days after submission).

11.3         Other Disputes. Where a Party has served a written notice upon the other requesting arbitration of a dispute that is not subject to Section 11.2, any such dispute shall be submitted to final and binding arbitration under the then current commercial arbitration rules of the American Arbitration Association (the “AAA”) in accordance with this Section 11.3. The place of arbitration of any dispute shall be New York, New York. Such arbitration shall be conducted by one (1) arbitrator mutually agreed by the Parties but if such agreement cannot be reached within ten (10) days of the commencement of the arbitration, then an arbitrator appointed by the AAA. The arbitrator shall be a person with relevant experience in the pharmaceutical industry. The arbitration proceeding shall be held as soon as practicable but in any event within ninety (90) days of appointment of the arbitrator. Any award rendered by the arbitrators shall be final and binding upon the Parties. Judgment upon any award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The arbitrator shall render a formal, binding, non-appealable resolution and award as expeditiously as possible, but not more than thirty (30) days after the hearing. Each Party shall pay its own expenses of arbitration, and the expenses of the arbitrator shall be equally shared between the Parties unless the arbitrators assess as part of their award all or any part of the arbitration expenses of a Party (including reasonable attorneys’ fees) against the other Party. A Party may make application to the Arbitrator for the award and recovery of its fees and expenses (including reasonable attorneys’ fees).

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ARTICLE XII
MISCELLANEOUS PROVISIONS

12.1         Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. No Party shall have any right or authority to commit or legally bind any other Party in any way whatsoever including, without limitation, the making of any agreement, representation or warranty and each Party agrees to not purport to do so.

12.2         Assignment. Neither Party may assign this Agreement, or any of its rights or obligations hereunder without the other Party’s prior written consent, provided that each Party will, notwithstanding anything to the contrary, be entitled, without the other Party’s prior written consent, to assign or transfer this Agreement: (i) in connection with the transfer or sale of all or substantially all of such Party’s assets or business (or that portion thereof related to the subject matter of this Agreement) to a Third Party, (ii) in the event of such Party’s merger, consolidation, reorganization, with or into a Third Party, change of control or similar transaction, with a Third Party, or (iii) to an Affiliate of such Party, provided that in the case of an assignment to an Affiliate, the assigning Party shall remain primarily liable for the obligations of such Affiliate except where the non-assigning Party provided its prior written consent to such assignment, such consent to not be unreasonably withheld or delayed (in which case the assigning Party shall not remain primarily liable). Any permitted assignee of either Party will, as a condition to such assignment, assume all obligations of its assignor arising under this Agreement following such assignment. Any purported assignment by a Party of this Agreement, or any of such Party’s rights or obligations hereunder, in violation of this Section 12.2 will be void ab initio.

12.3         Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.4         Force Majeure. Except for TGTX’s obligation to pay the agreed amounts to Checkpoint, no Party shall be liable to any other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement (other than obligations for the payment of money) for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other like reason which is beyond the control of the respective Party (a “Force Majeure Event”). The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and shall use Commercially Reasonable Efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable, and the time for performance shall be extended for a number of days equal to the duration of the force majeure. The Party not subject to the Force Majeure Event may terminate this Agreement if such Force Majeure Event exists for 90 days in any 365-day period on ten (10) days’ notice to the other Party.

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12.5         Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior or contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter (provided, that any and all previous nondisclosure/nonuse obligations are not superseded and remain in full force and effect in addition to the nondisclosure/nonuse provisions hereof). Each Party acknowledges that it has not relied, in deciding whether to enter into this Agreement on this Agreement’s expressly stated terms and conditions, on any representations, warranties, agreements, commitments or promises which are not expressly set forth within this Agreement. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

12.6         Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding application of any conflict of laws principles. With respect to docketing an arbitration award or seeking injunctive relief, each Party (a) irrevocably submits to the exclusive jurisdiction in the United States District Court for the Southern District of New York located in New York, New York and any State courts sitting in New York, New York (collectively, the “Courts”), and (b) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of the Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, that such Courts do not have any jurisdiction over such Party. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

12.7         Notices and Deliveries. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by prepaid express courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by the notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Checkpoint, addressed to:

Checkpoint Therapeutics, Inc.
2 Gansevoort Street, 9th Floor
New York, NY 10014
Attention: President

If to TGTX, addressed to:

TG Therapeutics, Inc
2 Gansevoort Street, 9th Floor
New York, NY 10014
Attention: President

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12.8         Waiver. No waiver of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of the waiving Party. A waiver by a Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof.

12.9         Rights and Remedies are Cumulative. Except to the extent expressly set forth herein, all rights, remedies, undertakings, obligations and agreements contained in or available upon violation of this Agreement shall be cumulative and none of them shall be in limitation of any other remedy or right authorized in law or in equity, or any undertaking, obligation or agreement of the applicable Party.

12.10         Severability. This Agreement is severable. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be to any extent prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement (or of such provision). The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

12.11         Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person, including without limitation Sublicensees. If a provision provides a benefit to a Sublicensee or indemnitee, such benefits can only be enforced through a Party or by a separate agreement between such Person and the Party or Parties providing the benefit.

12.12         Equitable Relief. Each Party recognizes that the covenants and agreements herein and their continued performance as set forth in this Agreement are necessary and critical to protect the legitimate interests of the other Party, that the other Party would not have entered into this Agreement in the absence of such covenants and agreements and the assurance of continued performance as set forth in this Agreement, and that a Party’s breach or threatened breach of such covenants and agreements may cause the opposed Party irreparable harm and significant injury, the amount of which will be extremely difficult to estimate and ascertain, thus potentially making any remedy at law or in damages inadequate. Therefore, each Party agrees that an opposed Party shall be entitled to seek specific performance, an order restraining any breach or threatened breach of Article VII or Section 2.5 and all other provisions of this Agreement, and any other equitable relief (including but not limited to temporary, preliminary and/or permanent injunctive relief). This right shall be in addition to and not exclusive of any other remedy available to such other Party at law or in equity.

12.13         Interpretation. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement shall be interpreted for or against a Party because that Party or its attorney drafted the provision.

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12.14         Construction. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.

12.15         Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A portable document format (.pdf) copy of this Agreement, including the signature pages, will be deemed an original.

[the remainder of this page has been left blank intentionally]

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IN WITNESS WHEREOF, the Parties have caused this Sublicense Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

Checkpoint Therapeutics, Inc.

By:	/s/ James F. Oliviero

Name:	James F. Oliviero

Title:	President & CEO

TG Therapeutics, Inc.

By:	/s/ Michael S. Weiss

Name:	Michael S. Weiss

Title:	Chief Executive Officer

Schedule 1

Compounds

1.          JBET070

2.          JBET050

Schedule 2

Licensor Patents

Case No.	Title	Country	Status	Application No.	Filing Date	Publication No.	Publication Date
1	*	*	*	*	*	*	N/A
2	*	*	*	*	*	*	N/A

NOTE: The complete specification and PCT application for * under progress and shall be filed on or before *.

* Confidential material redacted and filed separately with the Commission.

Schedule 3

[Reserved]

Schedule 4

Work Plan

*

* Confidential material redacted and filed separately with the Commission.

Schedule 5

TGTX’s Exchange Rate Policies

Net Sales and royalties payable shall be expressed in United States Dollars equivalent, calculated using the simple average of the exchange rate published in the Wall Street Journal on the last day of each month of the Reporting Period.

Schedule 6

[Reserved]

Schedule 7

Success Criteria for Toxicology Study

* studies will comprise the following:

Activities	Success Criteria
*	*
*	*
*	*
**	*
**	*

**.

*.

Any dispute as to whether * studies meet the success criteria will be resolved pursuant to Section 11.2.

*

* Confidential material redacted and filed separately with the Commission.